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                                                                       Exhibit 10(l)

                                                                           1995 FORM
                          NEW ENGLAND POWER SERVICE COMPANY
                                  25 Research Drive
                          Westborough, Massachusetts 01582

                                  SERVICE CONTRACT

                                                      December 30, 1994

Company
Address

      New England Power Service Company (hereinafter called Service Company) is a company engaged primarily in the rendering of services to companies in the New England Electric System holding-company system.
The organization, conduct of business and method of cost allocation of the Service Company are designed to meet the requirements of Section 13 under the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder to the end that services performed by the Service Company for said associate companies will be rendered to them at cost, fairly and equitably allocated. Services will be rendered by Service Company only upon receipt from time to time of specific or general request therefor. Said requests may always be modified or cancelled by you at your discretion. The parties hereto agree as follows:

      1. The Service Company agrees to furnish you upon the terms and conditions herein set forth such of the services described in Schedule
1 hereto as you may from time to time request. Service Company will also furnish, if available, such services not described in Schedule 1 as you may request. Notwithstanding the foregoing the Service Company shall not furnish under this agreement any engineering, construction, or maintenance services for a nuclear generating plant.

      2. The Service Company has and will maintain a staff trained and experienced in the engineering, construction, operation, maintenance and management of public utility properties. In addition to the services of its own staff, Service Company will, after consultation with you concerning services to be rendered pursuant to your request, arrange for services of non-affiliated experts, consultants, accountants and attorneys.

      3. All of the services rendered under this agreement will be at actual cost thereof. Direct charges will be made for services where a direct allocation of cost is possible. The methods of determining such costs and the allocation thereof are set forth in Schedule II hereto. These methods are reviewed annually and more frequently, if appropriate. Such methods may be modified or changed by Service Company without the necessity of an amendment of this agreement provided that in each instance all services rendered hereunder will be at actual cost thereof, fairly and equitably allocated, and all in accordance with the
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requirements of the Public Utility Holding Company Act of 1935 and the
rules and regulations and orders thereunder. You will be advised from time to time of any material changes in such methods.

      4. Bills will be rendered during the first week of each month covering amounts due for the month calculated on an estimated basis using the actual expenses incurred during the previous month. This estimated amount would be adjusted on the bill to be rendered during the first week of the following month. Any amount remaining unpaid after fifteen days following receipt of the bill shall bear interest thereon from the date of the bill at an annual rate of 2% above the lowest interest rate then being charged by the First National Bank of Boston on 90 day commercial loans. Services will be performed hereunder for not more than one year commencing January 1, 1995, and continuing through December 31, 1995, unless terminated at an earlier date by either party giving thirty days' written notice to the other of such termination at the end of any month.

      5. This agreement will be subject to termination or modification at any time to the extent its performance may conflict with any federal or state law or any rule, regulation or order of a federal or state regulatory body having jurisdiction. The agreement shall be subject to approval of any federal or state regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.


                                    NEW ENGLAND POWER SERVICE COMPANY


                                    By:
                                            Treasurer

Accepted                            , 19



By